UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 26, 2021 (March 22, 2021)
JETBLUE AIRWAYS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-49728		87-0617894
(State or other jurisdiction of incorporation)	(Commission File Number)		(I.R.S. Employer Identification No.)

27-01 Queens Plaza North	Long Island City	New York	11101
(Address of principal executive offices)			(Zip Code)
(718) 286-7900
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	JBLU	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

                                        Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
0.50% Convertible Senior Notes due 2026
On March 25, 2021, JetBlue Airways Corporation (the “Company”) issued $750 million aggregate principal amount of its 0.50% Convertible Senior Notes due 2026 (the “Notes”), which includes full exercise of the Initial Purchaser’s (as defined below) option to purchase an additional $100 million principal amount of the Notes, under an Indenture, dated as of March 25, 2021 (the “Indenture”) with Wilmington Trust, National Association, as trustee (the “Trustee”). The Notes will bear interest at a rate of 0.50% per year, in each case payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2021. The Notes will mature on April 1, 2026, unless earlier redeemed or repurchased by the Company or converted.
The Notes were sold pursuant to a purchase agreement (the “Purchase Agreement”), dated March 22, 2021, by and among the Company and Goldman Sachs & Co. LLC, Barclays Capital Inc. and Morgan Stanley & Co. LLC, as representatives of the several initial purchasers identified therein (the “Initial Purchasers”).
The initial conversion rate of the Notes is 38.5802 shares of common stock per $1,000 principal amount of Notes, which corresponds to an initial conversion price of approximately $25.92 per share and represents a conversion premium of approximately 35% over the last reported sale price of the Company’s common stock of $19.20 per share on The NASDAQ Global Select Market on March 22, 2021. The conversion rate is subject to adjustment upon the occurrence of certain specified events, including, but not limited to, the issuance of certain stock dividends on common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers.
The Notes will be convertible prior to January 1, 2026 only under certain circumstances (as set forth in the Indenture) and thereafter at any time. Upon conversion, the Notes will be settled in cash up to the aggregate principal amount of the notes to be converted and, at the Company’s election, in shares of the Company’s common stock, cash or a combination of cash and shares of the Company’s common stock in respect of the remainder, if any, of the Company’s conversion obligation.
The Company may not redeem the Notes prior to April 1, 2024. On or after April 1, 2024 and until, and including, the 45th scheduled trading day before the maturity date, the Company may redeem all or part of the Notes, at the Company’s option, under certain circumstances. No sinking fund is provided for the Notes, which means the Company is not required to set aside funds periodically for redemption or retirement of the Notes. Upon the occurrence of a fundamental change (as defined in the Indenture), holders will, subject to specified conditions, have the right, at their option, to require the Company to repurchase all or a portion of their Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date.
The Notes are the Company’s general unsecured senior obligations and will rank equal in right of payment with all of the Company’s existing and future senior unsecured indebtedness and senior in right of payment to the Company’s existing and future subordinated debt. The Notes will effectively rank junior in right of payment to any of the Company’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all indebtedness and other liabilities of the Company’s subsidiaries.
The Indenture provides for customary events of default. In the case of an event of default with respect to the Notes arising from specified events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. If any other event of default with respect to the Notes under the Indenture occurs or is continuing, the Trustee or holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the principal amount of the Notes to be immediately due and payable.
The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture and the Form of 0.50% Convertible Senior Note due 2026, copies of which will be filed as exhibits to the Company’s next Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Company placed the Notes in a private placement under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes and shares of Common Stock issuable upon the conversion of the Notes, if any, have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION
(Registrant)

Date:	March 26, 2021	By:	/s/ Alexander Chatkewitz
Vice President, Controller, and Chief Accounting Officer (Principal Accounting Officer)